UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant §240.14a-12

DIGITAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DIGITAL REALTY TRUST, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2022

On April 22, 2022, Digital Realty Trust, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s 2022 Annual Meeting of Stockholders to be held on Friday, June 3, 2022, at 10:00 a.m. CDT (the “Annual Meeting”) at 5707 Southwest Parkway, Building 1, Suite 275, Austin, TX 78735. The Company is filing this supplement to the Proxy Statement solely to provide additional information on the number of outside public company directorships held by Kevin Kennedy, who is standing for re-election to the Company’s Board of Directors at the Annual Meeting.

On May 25, 2022, Maxeon Solar Technologies (“Maxeon”) announced that Mr. Kennedy will resign as a director of Maxeon, effective June 1, 2022. Following his departure from the Maxeon board of directors, Mr. Kennedy serves on the boards of directors of only three public companies—Digital Realty Trust, Inc., KLA Corporation and Quanergy Systems, Inc., a company recently taken public with fewer than 200 employees and a market capitalization of approximately $135 million, where Mr. Kennedy also serves as CEO.

Except as supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We are asking for your support by voting “FOR” the re-election of Mr. Kennedy at the Annual Meeting.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.